                                                                    EXHIBIT 99.1

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except per share amounts)

The following table sets forth selected consolidated financial information of the Company for the five years in the period ended December 31, 2000. The selected consolidated financial data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and Notes thereto included in this report. The historical results presented herein may not be indicative of future results.

December 31                                         2000         1999         1998         1997         1996
------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet Data:
Cash and cash equivalents, restricted
 cash and short-term investments              $  219,431   $   49,813   $    6,257   $    5,382   $   12,881
Working capital                                  313,825      133,839      251,991      228,001      345,530
Total assets                                   1,648,259    1,499,879    1,068,690      714,541      936,070

Long-term debt                                    13,493       14,532      205,044      127,089      252,725
Other long-term liabilities                      164,765      175,611        1,317        1,246          759
Convertible subordinated notes                   200,000      200,000       71,345       90,881      102,131
Total shareholders' equity                       904,437      574,701      342,859      207,070      169,011


Year Ended December 31                              2000         1999         1998         1997         1996
------------------------------------------------------------------------------------------------------------
Consolidated Statement of Operations Data:
Total Revenue                                 $2,770,381   $2,993,644   $2,314,258   $2,017,643   $2,088,293
Operating Expenses
Cost of sales                                  2,441,842    2,641,276    1,998,843    1,716,788    1,810,284
Selling, service and general and
 administrative                                  349,557      316,483      270,250      228,548      214,862
Depreciation and amortization                     33,462       30,528       21,738       18,132       20,645
Restructuring                                      5,417          387       16,437           --           --
                                              --------------------------------------------------------------
 Total operating expenses                      2,830,278    2,988,674    2,307,268    1,963,468    2,045,791
                                              --------------------------------------------------------------
                                                 (59,897)       4,970        6,990       54,175       42,502
Gains on issuance of stock by affiliates              --      175,662        3,782        5,772        5,582
Other income, net                                 93,105      128,404      208,697       21,085       25,546
Interest income                                   18,097        4,839        2,742        2,474        1,893
Interest and financing expense                   (41,897)     (41,807)     (29,720)     (22,359)     (23,916)
                                              --------------------------------------------------------------
Income Before Income Taxes, Minority
 Interest and Equity Income (Loss)                 9,408      272,068      192,491       61,147       51,607
Income taxes                                     100,323      (66,514)     (61,424)     (14,336)     (13,285)
Minority interest                                 (2,213)      (8,936)         (47)     (25,727)     (19,934)
Equity income (loss)                            (319,922)     (73,092)     (20,897)         417        1,539
------------------------------------------------------------------------------------------------------------
Net Income (Loss)                             $ (212,404)  $  123,526   $  110,123   $   21,501   $   19,927
------------------------------------------------------------------------------------------------------------

Net Income (Loss) Per Share
 Basic                                            $(1.86)       $1.22        $1.15        $0.23        $0.22
 Diluted                                          $(1.87)       $1.16        $1.07        $0.22        $0.20
Weighted Average Shares Outstanding
 Basic                                           114,068      101,134       95,499       93,747       89,700
 Diluted                                         114,068      110,910      104,742       95,988       94,044

No cash dividends have been declared in any of the years presented, and the Company has no present intention to declare cash dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this Annual Report that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve certain risks, uncertainties and other factors that could cause actual results to be materially different than those contemplated by these statements. These risks and uncertainties include the factors described elsewhere in this report and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2000. We do not assume any obligation to update any forward-looking statements or other information contained in this Annual Report.

  Although we refer in this report to the companies in which we have acquired an equity ownership interest as our "partner companies" and that we indicate that we have a "partnership" with these companies, we are not a "partner" in a legal sense, and do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities in relation to our partner companies that a general partner of a partnership would have.

  Certain amounts for prior periods in the consolidated financial statements, and in the discussion below, have been reclassified to conform with current period presentations.

General

We are a leader in identifying, developing and operating emerging technology companies through our extensive network of partner companies and private equity funds (collectively, affiliates). Our operations are classified into three operating segments: i) General Safeguard Operations; ii) Partner Company Operations; and iii) CompuCom Operations. We acquire interests in developing infrastructure technology companies, accelerate their growth and integrate these companies into our operating network. We focus on what we believe to be the most significant market sectors of the infrastructure technology industry: software, communications and e-Services. We believe our experience developing technology companies, our expertise in and focus on infrastructure technology and the reach of our network enable us to identify and attract companies with significant potential for success in the infrastructure technology market.

  Our principal mission is to create long-term shareholder value. We believe shareholder value is maximized by retaining and promoting the entrepreneurial culture of the partner companies that we operate. The entrepreneurs of our partner companies generally retain significant equity interests in their businesses, and their interests as shareholders remain aligned with ours. We provide a full range of operational and management services to each of our partner companies through dedicated teams of our professionals. Each team has expertise in the areas of business and technology strategy, sales and marketing, operations, finance and legal and transactional support, and provides hands-on assistance to the management of the partner company in support of its growth. The level of involvement varies and in some circumstances includes the provision of full-time interim personnel. Since we are a long-term partner, we pursue various alternatives to maximize the long-term value of our partner companies. These alternatives include preparing our partner companies for initial public offerings, assisting with mergers and acquisitions and facilitating additional capital raising activities.

  We participate in managing 12 private equity funds which are located on our corporate campus. In addition, we are a limited partner in 6 other private equity funds. Collectively, these 18 funds, which have over $3.8 billion of committed capital, augment our network by providing us with an expanded base through which we conduct our operations, including acquisition syndication opportunities. We believe our network of private equity funds creates opportunities for us and our partner companies to form strategic alliances and partnerships that may develop or enhance their businesses. Also, the personal relationships and expertise of the professionals employed by these funds are important resources for developing and evaluating acquisition opportunities. We frequently refer opportunities that may not fit our operating strategy to an appropriate fund.

  Because we acquire significant interests in technology-related developing companies, many of which generate net losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. While some of our affiliates have consistently reported losses, we have recorded net income in certain periods and experienced significant volatility from period to period due, in part, to one-time transactions and other events incidental to our ownership interests in and advances to affiliates. We do not know if we will report net income in any period. These transactions and events include dispositions of, and changes to, our affiliate ownership interests, dispositions of our holdings of affiliates and impairment charges. On a continuous basis, but no less frequently than at the end of each quarterly reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our affiliates for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest in and advances to each affiliate relative to its carrying value, the financial condition and prospects of the affiliate and other relevant factors. The business plan objectives and milestones we consider include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature, such as the hiring of key employees or the establishment of strategic relationships. The fair value of our ownership interests in and advances to privately held partner companies is generally determined based on the value at which independent third parties have invested or have committed to invest in these companies. The fair value of our ownership interests in private equity funds is generally determined based on the value of our pro rata portion of the funds' net assets.

  We operate in an industry which is rapidly evolving and extremely competitive. It is reasonably possible that our accounting estimates with respect to the useful life and ultimate recoverability of the carrying value, including goodwill, could change in the near term and that the effect of such changes on our consolidated financial statements could be material. While we believe that the current recorded carrying values of our affiliates are not impaired, there can be no assurance that our future results will confirm this assessment or that a significant write-down or write-off of the carrying value will not be required in the future.

Effect of Various Accounting Methods on the Consolidated Financial Statements

The various interests that we acquire in our partner companies and private equity funds are accounted for under three broad methods: consolidation, equity and cost. The applicable accounting method is generally determined based on our voting interest in the entity.

  Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. If this majority voting ownership is likely to be temporary, we account for the company under the equity method. Under the consolidation method, a partner company's results of operations are included within our consolidated statements of operations. Participation of other partner company shareholders in the income or losses of a consolidated partner company is reflected in minority interest in our consolidated statements of operations. Minority interest adjusts our consolidated net income (loss) to reflect only our share of the earnings or losses of the consolidated partner company. CompuCom Systems, Inc. and Tangram Enterprise Solutions, Inc. were consolidated in 2000, 1999 and 1998. In 1999, we acquired controlling majority voting interests in aligne, incorporated, SOTAS, Inc. and Arista Knowledge Systems Inc. In August 2000, aligne acquired 100% of K Consultants. Each of these partner companies was consolidated from the date we acquired directly or indirectly more than 50% of the outstanding voting securities interest. Arista was sold in July 2000 and is included in our consolidated operating results through its sale date.

  Equity Method. Partner companies and private equity funds whose results we do not consolidate, but over whom we exercise significant influence, or for whom majority voting ownership is likely to be temporary, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, our representation on the partner company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's results of operations are not reflected within our consolidated statement of operations; however, our share of the income or losses of the partner company is reflected in equity income (loss) in our consolidated statements of operations. The share of income or losses is generally based upon our voting ownership of the partner company's securities, which may be different from the percentage of the economic ownership of the partner company held by us. We also account for our interests in some private equity funds under the equity method of accounting, based on our respective general and limited partner interests.

  The effect of an affiliate's net results of operations on our results of operations is the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the income or losses of an affiliate is reflected in our net results of operations in the consolidated statements of operations.

  Our partner companies accounted for under the equity method of accounting at December 31, 2000 included:

                                     Partner
                                     Company     Voting
                                       Since  Ownership
-------------------------------------------------------
Publicly Traded:
    Cambridge Technology Partners       1991         17%
    ChromaVision Medical Systems        1996         30%
    DocuCorp International              1995         18%
    eMerge Interactive                  1997         17%
    Internet Capital Group              1996         14%
    Lifef/x                             1996         12%
    OAO Technology Solutions            1996         31%
    Sanchez Computer Associates         1986         25%
    USDATA Corporation                  1994         40%
Privately Held:
    AgWeb.com                           2000         43%
    Atlas Commerce                      2000         35%
    Buystream                           2000         31%
    Data Center Direct                  2000         76%
    eonDigital                          2000         11%
    iMedium                             1999         31%
    Kanbay                              1998         30%
    Mi8                                 2000         27%
    NexTone Communications              2000         38%
    Nextron Communications              1995         54%
    Persona                             1999         30%
    Presideo                            1998         41%
    QuestOne Decision Sciences          1997         31%
    REALTIME MEDIA, Inc.                1999         43%
    Redleaf Group                       1999         30%
    TechSpace                           2000         45%
    ThinAirApps                         2000         34%
    WebTelecom                          2000         53%
    Wireless OnLine                     2000         43%


  We have representation on the boards of directors of these partner companies. Although we own less than 20% of the voting stock of some of these companies, we believe we have the ability to exercise significant influence based on our representation on each company's board of directors and other factors. We own greater than 50% of the voting stock of some of these companies; however, we believe majority voting ownership is temporary. In addition to our holdings in equity and debt securities, we also periodically make advances to our affiliates in the form of promissory notes. The carrying value of advances to affiliates totaled $7.3 million and $36.0 million at December 31, 2000 and 1999.

  Cost Method. Partner companies and private equity funds that we do not account for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the income or losses of these entities is not included in our consolidated statements of operations. However, the effect of the change in market value of cost method holdings classified as trading securities is reflected in our results of operations during each reporting period.

Effect of Various Accounting Methods on the Presentation of our Consolidated Financial Statements

The presentation of our financial statements may differ from period to period primarily due to the applicable accounting method used for recognizing our equity interests in the operating results of an affiliate. For example, the presentation of our financial statements are significantly influenced by the consolidated results of operations of CompuCom, which we consolidate based on our 59% voting interest.

  To understand our net results of operations and financial position without the effect of consolidating our consolidated partner companies, please refer to note 18 to our consolidated financial statements, which summarizes our parent company statements of operations and balance sheets and presents consolidated partner companies as if they were accounted for under the equity method of accounting. Our share of the income or losses of the consolidated partner companies is included in equity income (loss) in the parent company statements of operations. The carrying value of these companies is included in ownership interests in and advances to affiliates in the parent company balance sheets.

  Although the parent company statements of operations and balance sheets presented in note 18 reflect our historical results, they are not necessarily indicative of future parent company balance sheets and statements of operations.

Net Results of Operations

The following table reflects consolidated operating data by reported segments. All significant intersegment activity has been eliminated. Accordingly, segment results reported exclude the effect of transactions between us and our subsidiaries.

Year Ended December 31                                                 2000                  1999                      1998
---------------------------------------------------------------------------------------------------------------------------
Summary of Consolidated Net Income (Loss)                                             (in thousands)
General Safeguard Operations                                      $  58,883              $173,006                  $122,488
Partner Company Operations                                         (274,260)              (57,192)                  (12,441)
CompuCom Operations                                                   2,973                 7,712                        76
---------------------------------------------------------------------------------------------------------------------------
                                                                  $(212,404)             $123,526                  $110,123
---------------------------------------------------------------------------------------------------------------------------


Net Results of Operations - General Safeguard Operations

General Safeguard Operations includes the expenses of providing strategic and operational support to our affiliates, and also includes the effect of certain private equity funds that we account for under the equity method. General Safeguard Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

Year Ended December 31                                                 2000                    1999                    1998
---------------------------------------------------------------------------------------------------------------------------
                                                                                    (in thousands)
Revenue                                                            $ 22,299                $ 13,912                $ 11,949
Operating expenses
   General and administrative                                        88,042                  43,429                  24,413
   Depreciation and amortization                                      2,178                   1,664                   1,443
                                                         ------------------------------------------------------------------
   Total operating expenses                                          90,220                  45,093                  25,856
                                                         ------------------------------------------------------------------
                                                                    (67,921)                (31,181)                (13,907)

   Gains on issuance of stock by affiliates                              --                 175,662                   3,782
   Other income, net                                                 92,115                 128,404                 209,646
   Interest and financing expense, net                               (6,949)                (13,443)                 (7,964)
                                                         ------------------------------------------------------------------

   Income before income taxes and equity income                      17,245                 259,442                 191,557
   Income taxes                                                     (35,270)                (87,018)                (69,069)
   Equity income                                                     76,908                     582                      --
---------------------------------------------------------------------------------------------------------------------------
Net Income from General Safeguard Operations                       $ 58,883                $173,006                $122,488
---------------------------------------------------------------------------------------------------------------------------

  Revenue. Revenue consists of management fees charged to private equity funds for operational and management services, and administrative service fees charged to certain partner companies. Revenue was $22.3 million, $13.9 million and $11.9 million for the years ended December 31, 2000, 1999 and 1998. This increase was related to additional management fees charged to private equity funds as a result of the formation of additional private equity funds during 2000. Effective April 1, 2000, we no longer charged administrative service fees to our partner companies. These fees accounted for $0.1 million, $1.9 million and $2.1 million of revenue for the years ended December 31, 2000, 1999 and 1998.

  General and Administrative. Our general and administrative expenses consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. Excluding non-cash charges of $12.6 million in 2000 related to a stock grant, acceleration of stock options as part of severance packages and stock options granted to non-employee consultants, general and administrative expenses increased to $75.4 million for the year ended December 31, 2000 from $43.4 million for the year ended December 31, 1999 and $24.4 million for the year ended December 31, 1998. The number of partner companies increased from 37 at December 31, 1999 to 44 at December 31, 2000. Our headcount and professional fees increased during 2000 to support our increased acquisition activity, our operations and the operations of our partner companies. We expect general and administrative costs to decrease in 2001 as a result of certain cost reduction efforts undertaken in the fourth quarter of 2000, including a reduction in headcount and other operating costs.

  Gains on Issuance of Stock by Affiliates. These gains represent gains on the issuance of stock by our affiliates to reflect the change in our share of the net equity of these companies. For the year ended December 31, 1999, we recognized $173 million of gains related to the issuance by Internet Capital Group of 31 million shares of its common stock in its initial public offering in August 1999, seven million shares of its common stock in a follow-on public offering in December 1999 and three million shares in private placements and acquisitions completed in the fourth quarter of 1999. This pretax gain represents the increase in our share of Internet Capital Group's net equity as a result of its stock issuances. In 1999 and 1998, we recorded gains on stock issued by other affiliates as a result of stock option exercises. No gains were recognized on the issuances of stock by our affiliates in 2000 as we had the intent and ability to complete subsequent capital transactions, including purchases in the open market, that may impact the ultimate realization of the gain.

  Other Income, Net. Other income, net, for the General Safeguard Operations segment consisted of the following (in millions):

Year Ended
   December 31                       2000          1999        1998
-------------------------------------------------------------------
Gain on sale of public
 holdings                          $ 60.6        $ 64.9      $ 17.7
Gain on sale of private
 partner companies                   55.7           4.5          --
Gain on the Coherent/
   Tellabs merger                      --            --       245.3
Unrealized gain (loss)
 on trading securities               (5.0)         78.2       (48.5)
Other, primarily
   impairment charges               (19.2)        (19.2)       (4.9)
-------------------------------------------------------------------
                                   $ 92.1        $128.4      $209.6
-------------------------------------------------------------------

  During 2000, we sold shares of public holdings, including Diamond Technology Partners and eMerge Interactive (in its IPO), for aggregate net proceeds of $91.3 million and recorded gains of $60.6 million. During 1999, we sold shares of public holdings, including Diamond Technology Partners, and Internet Capital Group and Pac-West Telecomm (in their IPOs), for aggregate net proceeds of $75.9 million and recorded gains of $64.9 million. During 1998, we sold shares of public holdings, including Cambridge Technology Partners, for aggregate net proceeds of $23.3 million and recorded gains of $17.7 million.

  During 2000, we sold several of our holdings in private partner companies, including Arista Learning Systems, Extant Communications and Multigen. The aggregate net proceeds, including cash, stock and proceeds from the subsequent sales of stock received in the transactions, totaled $66.1 million, of which $6.0 million was held in escrow. We recorded net gains of $55.7 million on the sale of private partner companies in 2000.

  Included in other income, net, for the years ended December 31, 2000, 1999 and 1998 are impairment charges of approximately $19.7 million, $16.4 million and $17.0 million for certain holdings accounted for under the cost method determined to have experienced an other than temporary decline in value. For the year ended December 31, 2000, the impairment charges included $17.9 million related to the other than temporary decline in two public partner stock prices.

  Interest and Financing Expense, Net. Interest expense was $6.9 million for the year ended December 31, 2000, $13.4 million for the year ended December 31, 1999 and $8.0 million for the year ended December 31, 1998. The decrease in 2000 was the result of increased interest income earned in 2000 from funds raised in our follow-on public offering and from strategic investors, partially offset by increased interest expense as a result of our subordinated notes issued in June 1999 and the accretion of the obligation and amortization of the cost of the two forward sale contracts on our Tellabs holdings entered into in March and August of 1999. The increase in 1999 compared to 1998 is due to the accretion of the obligation and amortization of the cost of the two forward sale contracts, partially offset by higher interest income.

  Income Taxes. Our consolidated effective tax rate decreased to 32.1% in 2000 compared to 35% for 1999. This rate differs from the federal statutory rate due primarily to non-deductible goodwill amortization.

Net Results of Operations - Partner Company Operations

Partner Company Operations reflects the operations of all of our partner companies other than CompuCom (included in CompuCom Operations). The partner companies included in Partner Company Operations are accounted for under either the consolidation or the equity method.

Year Ended December 31                                                   2000                     1999                   1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      (in thousands)
Revenue                                                             $  37,445                 $ 27,469               $ 20,678
Operating expenses
   Cost of sales                                                       16,346                    8,082                  2,426
   Selling and service                                                 16,169                    8,875                  8,087
   General and administrative                                          12,124                   13,572                  5,309
   Depreciation and amortization                                        8,182                    5,497                  2,872
                                                           ------------------------------------------------------------------
   Total operating expenses                                            52,821                   36,026                 18,694
                                                           ------------------------------------------------------------------

                                                                      (15,376)                  (8,557)                 1,984
   Other income, net                                                       --                       --                   (949)
   Interest and financing expense, net                                 (1,573)                    (330)                  (272)
                                                           ------------------------------------------------------------------

   Income (loss) before income taxes, minority
      interest and equity loss                                        (16,949)                  (8,887)                   763
   Income taxes                                                       138,546                   25,435                  7,693
   Minority interest                                                      973                      (66)                    --
   Equity loss                                                       (396,830)                 (73,674)               (20,897)
-----------------------------------------------------------------------------------------------------------------------------
Net Loss from Partner Company Operations                            $(274,260)                $(57,192)              $(12,441)
-----------------------------------------------------------------------------------------------------------------------------

  Revenue. Revenue consists of charges for consulting services by our wholly owned subsidiary, aligne, and K Consultants subsequent to its acquisition by aligne in August 2000. Revenue also includes sales by Tangram, and SOTAS subsequent to its acquisition in 1999. Revenue was $37.4 million for the year ended December 31, 2000, $27.5 million for the year ended December 31, 1999 and $20.7 million for the year ended December 31, 1998. The increase in revenue in 2000 was the result of the acquisition of K Consultants in 2000 and increased revenue at SOTAS, partially offset by a reduction in revenue at Tangram. Revenue increased in 1999 compared to 1998 as a result of the acquisition of aligne and SOTAS in 1999.

  Operating Expenses. Operating expenses were $52.8 million for the year ended December 31, 2000, $36.0 million for the year ended December 31, 1999 and $18.7 million for the year ended December 31, 1998. The increase in operating expenses in 2000 compared to 1999 was due to the acquisition of K Consultants in 2000 and increased operating costs at SOTAS to support its growth. The increase in operating expenses in 1999 was the result of the acquisition of aligne, Arista and SOTAS in 1999.

  Equity Loss. A significant portion of our net results of operations is derived from companies in which we hold a significant minority ownership interest. Under the equity method of accounting, if we exercise significant influence over a partner company, we record our share of the income or losses of that partner company in our consolidated statements of operations. The share of income or losses is generally based upon our voting ownership of the partner company's securities. Our carrying value for a partner company accounted for under the equity method includes the unamortized excess of the cost of our interest in the partner company over its equity in the underlying net assets determined at the date of acquisition. This excess is amortized on a straight-line basis generally over a 3 to 10 year period and is included in equity income
(loss) in the consolidated statements of operations.

  Equity income (loss) fluctuates with the number of companies accounted for under the equity method, our voting ownership percentage in these companies, the amortization of goodwill related to newly acquired equity method companies and the net results of operations of these companies. Equity income (loss) also includes impairment charges when management determines there has been an other than temporary decline in the carrying value of its ownership interest relative to the fair value. During the year ended December 31, 2000, we accounted for 39 companies under the equity method of accounting compared to 29 companies during the comparable 1999 period.

  Of the $396.8 million of equity loss for the year ended December 31, 2000, $89.1 million of loss was attributable to Internet Capital Group, $28.2 million related to goodwill amortization and $129.0 million was attributable to write-downs for other than temporary declines in value of partner companies accounted for under the equity method. The remaining $150.5 million of equity loss was attributable to our share of 38 partner companies operating results, a majority of which have losses.

  Our share of the equity method partner company results of operations was impacted by various one-time transactions and other events incidental to ownership of our partner companies. The reported results of operations of our partner companies included restructuring charges, equity-based compensation costs and additional selling, general and administrative, technology, operating and personnel costs as our partner companies continue their development and transition their business models.

  We accounted for 29 companies under the equity method in 1999 versus 14 companies during 1998. The increase in equity losses in 1999 from 1998 reflects the increase in the number of partner companies accounted for under the equity method, a majority of which have operating losses, and increased operating losses at some of our existing partner companies. Of the $73.7 million of equity loss for the year ended December 31, 1999, $5.9 million of loss was attributable to our ownership in Internet Capital Group and $9.5 million was related to goodwill amortization. The remaining $58.3 million of equity loss was attributable to our share of 28 partner companies' operating results, a majority of which have losses.

  Certain amounts recorded to reflect our share of the income or losses of our partner companies accounted for under the equity method are based on estimates and on unaudited results of operations of those partner companies and may require adjustments in the future when audits of these entities are made final.

  Many of our privately held, equity method partner companies are technology-related companies with limited operating histories that have not generated significant revenues and incurred substantial losses in 2000. We expect these losses to continue in 2001. We expect to continue to acquire interests in more technology-related companies that may have operating losses and that we may account for under the equity method. Additionally, we expect certain of our existing partner companies to continue to invest in their products and services and to recognize operating losses. As a result, equity losses could continue to increase significantly. Additionally, we operate in an industry that is rapidly evolving and extremely competitive. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that we operate in a volatile business environment. This could result in material impairment charges in future periods.

Net Results of Operations - CompuCom Operations

CompuCom Operations reflects the results of our majority-owned subsidiary, CompuCom.

Year Ended December 31                                                 2000                     1999                       1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)
Revenue
   Product sales                                                 $2,439,106               $2,648,342                 $2,007,744
   Service sales                                                    271,531                  303,922                    273,887
                                                       ------------------------------------------------------------------------
                                                                  2,710,637                2,952,264                  2,281,631
Operating expenses
   Cost of sales                                                  2,425,496                2,633,194                  1,996,417
   Selling and service                                              134,182                  156,163                    159,628
   General and administrative                                        99,040                   94,445                     72,813
   Depreciation and amortization                                     23,102                   23,367                     17,423
   Restructuring                                                      5,417                      387                     16,437
                                                       ------------------------------------------------------------------------
   Total operating expenses                                       2,687,237                2,907,556                  2,262,718
                                                       ------------------------------------------------------------------------
                                                                     23,400                   44,708                     18,913
   Other income, net                                                    990                       --                         --
   Interest and financing expense, net                              (15,278)                 (23,195)                   (18,742)
                                                       ------------------------------------------------------------------------
   Income before income taxes and
      minority interest                                               9,112                   21,513                        171
   Income taxes                                                      (2,953)                  (4,931)                       (48)
   Minority interest                                                 (3,186)                  (8,870)                       (47)
-------------------------------------------------------------------------------------------------------------------------------
Net Income from CompuCom Operations                              $    2,973               $    7,712                 $       76
-------------------------------------------------------------------------------------------------------------------------------

  Revenue. Product revenue, which is primarily derived from the sale of desktop, mobile computing, web computing and network computer products to corporate clients, decreased approximately 7.9% in 2000 to $2.4 billion from $2.6 billion in 1999, and increased 31.9% in 1999 from $2.0 billion in 1998. CompuCom believes product revenue was negatively impacted by manufacturer direct selling and fulfillment initiatives as well as lower product demand when compared to last year's higher than normal spending by its clients as part of their preparation for the Year 2000. These factors were partially offset by the positive impact of the May 1999 Entex acquisition. Service revenue is primarily derived from field engineering, LAN/WAN projects, consulting, configuration, help desk, asset tracking, network management, software management and services provided in support of certain manufacturers' direct fulfillment initiatives. Service revenue reflects revenue generated by the actual performance of specific services and does not include product sales associated with service projects. Service revenue decreased approximately 10.7% in 2000 compared to 1999, and increased 11.0% in 1999 compared to 1998. The decline in service revenue in 2000 was primarily due to lower demand for CompuCom's consulting services, which is partially attributed to its clients' Year 2000 concerns and higher spending on Year 2000 related projects that occurred in 1999 and not in 2000.

  Gross Margin. Product gross margin was 7.6%, 8.2% and 9.7% for the years ended December 31, 2000, 1999 and 1998. The decreases are primarily due to increased competition from direct marketers and other companies that sell personal computer products. Service gross margin was 36.5%, 33.9% and 32.9% for the years ended December 31, 2000, 1999 and 1998.

The increase was due primarily to improvements in the management and utilization of service-related resources and a greater mix of services being performed that generally have a higher gross margin.

  CompuCom expects to experience continued pressure on both revenue and gross margin, the result of which may be lower revenue and related gross margin when compared to the comparable prior year period.

  Selling and Service. Selling and service expenses were 5.0%, 5.3% and 7.0% of revenue for the years ended December 31, 2000, 1999 and 1998. CompuCom attributes this decrease to its own cost reduction efforts and integration costs incurred in 1999 as part of the Entex acquisition.

  General and Administrative. General and administrative expenses increased $4.6 million in 2000 and increased $21.6 million in 1999 compared to the prior year periods. The 1999 increase is primarily due to expenditures to continue expansion of CompuCom's electronic commerce capabilities as well as increases in distribution and administrative personnel to support its revenue growth and expenses resulting from the Entex acquisition.

  Depreciation and Amortization. Depreciation and amortization expense was $23.1 million in 2000, $23.4 million in 1999 and $17.4 million in 1998. The increase primarily relates to amortization of goodwill on two acquisitions completed during the second quarter of 1998 and the Entex acquisition, completed during the second quarter of 1999.

  Restructuring. In 2000, CompuCom implemented a restructuring plan designed to reduce its cost structure by closing and consolidating certain facilities and reducing its workforce. As a result, CompuCom recorded a restructuring charge of $5.2 million in the first quarter of 2000, primarily consisting of costs associated with the closing and consolidation of certain facilities and disposing of related fixed assets as well as employee severance and benefits related to the reduction in workforce. Approximately $2.7 million was paid through December 31, 2000. In October 1998, CompuCom approved a restructuring plan designed to reduce its cost structure by closing branch facilities and reducing its workforce. As a result, CompuCom recorded a restructuring charge in 1998 of $16.4 million. The charge primarily consisted of costs associated with the closing of certain facilities and disposing of related fixed assets, as well as employee severance and benefits related to the reduction in workforce.

  Interest and Financing Expense, Net. Interest and financing expense, net was $15.3 million, $23.2 million and $18.7 million for the years ended December 31, 2000, 1999 and 1998. The decline in 2000 is due to greater financing requirements in 1999 mainly due to the Entex acquisition, partially offset by an increase in CompuCom's effective interest rate in 2000 to 8.2% as compared to 7.7% in 1999. The 1999 increase was primarily related to higher borrowing levels due to the Entex acquisition, as well as an increase in CompuCom's 1999 effective interest rate to 7.7% compared to 6.6% in 1998.

Liquidity And Capital Resources

We have funded our operations with proceeds from the issuance of equity securities and convertible notes, proceeds from forward sale contracts, proceeds from sales of partner companies, distributions from private equity funds and our bank credit facilities.

  In March 2000, we closed the sale of 2.2 million shares of our common stock at $45.83 per share, or $100 million total, to Textron in a private placement.

  In April 2000, we completed a follow-on public offering, selling 8.6 million shares of our common stock, including exercise in full of the underwriters' over-allotment option, at $50 per share. The net proceeds were approximately $414 million.

  In March 2000, we filed a Registration Statement to sell up to $500 million of our common stock to certain strategic investors and institutional investors. In April 2000, we completed the first tranche of this offering with a sale of 2.0 million shares at $50 per share, or $100 million total, to IBM and Compaq.

  Proceeds from sales of and distributions from affiliates were $173 million in 2000 (excluding CompuCom's sale of equity securities which generated proceeds of $3 million), $138 million in 1999 and $95 million in 1998.

  At December 31, 2000, we had bank revolving credit facilities of up to $300 million depending on the market value of pledged securities. Of the $300 million, $250 million matures in April 2005 and is secured by equity securities of certain of our publicly traded holdings (the pledged securities). The remaining $50 million is unsecured, with availability limited to the lesser of $50 million or 10% of the value of the pledged securities. The $50 million facility matures in April 2001. Availability under our bank credit facilities is determined by the market value of the pledged securities. If the stock markets decline significantly, availability under the credit facilities could be reduced significantly and could have an adverse effect on our ability to borrow under the facilities. Our ability to raise proceeds from sales of publicly traded partner companies also could be adversely affected by market declines. Availability under our credit facility at December 31, 2000 was $118 million and there were no amounts outstanding. As of March 15, 2001, the availability under the facility was $137 million. At December 31, 2000, we were not in compliance with a financial covenant under our credit facilities. In 2001, our bank group waived this covenant through March 30, 2001, and we agreed that the pledged securities will also collateralize the $50 million facility. Unless our bank group extends this waiver beyond March 30, 2001, we will not be able to make draws under our existing credit facilities. We are currently negotiating a new credit facility totaling $100 million, but there can be no assurance that we will be able to complete this agreement.

  Our cash and cash equivalents and short-term investments at December 31, 2000 and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through 2001, including commitments to our existing affiliates, our current operating plan to acquire interests in new affiliates and our general corporate requirements. At December 31, 2000, we were contingently obligated for approximately $12 million of guarantee commitments. Additionally, during October 2000, we guaranteed a $35 million loan to our Chairman and CEO in connection with margin loan arrangements. The guarantee arrangement is secured by interests in securities and real estate. As of December 31, 2000 and March 15, 2001, in addition to the securities and real estate collateral, we held $0.9 million and $2.3 million in a cash account which was deposited by our Chairman and CEO to further collateralize our obligations under the guarantee. Additionally, we had committed capital of approximately $169 million, including commitments made in prior years, to various affiliates, to be funded over the next several years, including approximately $90 million which is expected to be funded in the next twelve months.

  CompuCom maintains separate, independent financing arrangements, which are non-recourse to us and are secured by certain assets of CompuCom. During recent years, CompuCom has utilized bank financing arrangements and internally generated funds to fund its cash requirements.

  As of December 31, 2000, CompuCom has financing arrangements consisting of a $150 million receivables securitization facility and a $100 million working capital facility. The working capital facility matures in May 2002, and $125 million of the receivables securitization matures in April 2002 with the remainder in September 2003. As of December 31, 2000, the receivables securitization facility was fully utilized. Availability under the working capital facility is subject to a borrowing base calculation. Availability under the working capital facility was approximately $76 million, and no amounts were outstanding. Both the receivables securitization facility and the working capital facility are subject to CompuCom's compliance with selected financial covenants and ratios.

  CompuCom's liquidity continues to be negatively impacted by the dollar volume of certain manufacturers' rebate programs. Under these programs, CompuCom is required to pay a higher initial amount for product and claim a rebate from the manufacturer to reduce the final cost. The collection of these rebates can take an extended period of time. Due to these programs, CompuCom's initial cost for the product is often higher than the sales price CompuCom can obtain from its customers. These programs are a material factor in CompuCom's financing needs. As of December 31, 2000, CompuCom was owed approximately $53 million under these vendor rebate programs.

  CompuCom's ability to make distributions to its shareholders is limited by restrictions in CompuCom's financing agreements and CompuCom's working capital needs. We do not consider CompuCom's liquidity to be a source of liquidity to us.

  Consolidated working capital increased to $314 million at December 31, 2000 compared to $134 million at December 31, 1999. This increase is due to the increase in cash and cash equivalents and short-term investments in 2000 as a result of our follow-on public offering and the sale of our common stock to strategic investors.

  Cash provided by operating activities decreased in 2000 compared to 1999 due to a decrease in 2000 of CompuCom's receivables securitization facility by $100 million, which resulted in an increase of accounts receivable. The decrease was also due to a reduction in CompuCom's accounts payable in 2000 compared to 1999.

  Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to affiliates. Cash used in investing activities also reflects acquisitions by our subsidiaries. The increase in cash used in investing activities in 2000 reflects the increased acquisition activity during 2000.

  During 2000, we made net commitments of approximately $265 million of cash and $3.8 million of our common stock to acquire interests in and make advances to 18 new partner companies, and we committed $80 million to three new private equity funds. During 2000, we funded cash of $232 million to new partner companies, $165 million to existing partner companies and $61 million to new and existing private equity funds. In addition, we purchased approximately $39 million of shares of our publicly traded partner companies in the open market. During 2000, we purchased 1.5 million shares of our common stock in the open market for a total of $46.5 million, or $30.42 per share.

  From January 1, 2001 through March 15, 2001, we funded $34 million of commitments made prior to December 31, 2000. Additionally, from January 1, 2001 through March 15, 2001, we committed $7 million and funded $4 million to acquire ownership interests in or make advances to affiliates. In January 2001, we completed the acquisition of 100% of Palarco, Inc., a provider of global information technology solutions. In January 2001, CompuCom purchased certain assets of MicroAge Technology Services, L.L.C.

  Our general operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. There were no material capital asset purchase commitments at December 31, 2000.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", as amended. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statements of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. If the derivative is determined to be a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are offset against the change in fair value of the hedged assets, liabilities or firm commitments through the statements of operations or recognized in other comprehensive income until the hedged item is recognized in the statements of operations. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. We are required to adopt SFAS 133 on January 1, 2001. We currently hold derivative instruments and engage in certain hedging activities, which have been accounted for as described in note 6 to the consolidated financial statements. We account for the forward sale contracts as hedges and have determined that the hedges are highly effective, as changes in the value of the hedge are substantially offset by changes in the value of the underlying securities. Certain of our affiliates also hold derivative financial instruments as defined by SFAS 133.

  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". We adopted the disclosure provisions of SFAS No. 140 during 2000. We do not expect the adoption of the accounting provisions of SFAS No. 140 to have a material impact on our financial condition or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to equity price risks on the marketable portion of our securities. These securities include equity positions in companies in the technology industry, many of which have experienced significant volatility in their stock prices. Historically, we have not attempted to reduce or eliminate our market exposure on securities (except the Tellabs transactions as described below). Based on closing market prices at December 31, 2000, the fair market value of our holdings in public securities was approximately $414 million (excluding our holdings in Tellabs). Approximately $121 million of these equity securities at December 31, 2000 consisted of our holdings in Internet Capital Group. A 20% decrease in equity prices would result in an approximate $83 million decrease in the fair value of our publicly traded securities.

  In 1999, we entered into two forward sale contracts related to our remaining holdings in Tellabs. We pledged 3.4 million shares of Tellabs for three years and in return received approximately $139 million in cash. At the end of the term, we have the option to deliver cash or Tellabs shares with a value determined by the stock price of Tellabs at maturity. The number of Tellabs shares to be delivered at maturity ranges from 2.7 million to 3.4 million shares (or the cash value thereof).

  Availability under our bank credit facilities is determined by the market value of our pledged securities. Availability under our credit facility at December 31, 2000 was $118 million. Additionally, we are exposed to interest rate risk primarily through our bank credit facility. At December 31, 2000, there were no borrowings outstanding.

  CompuCom is exposed to interest rate risk primarily through its receivables securitization and working capital facilities. CompuCom utilizes borrowings on these facilities to meet its working capital needs and other financing needs. At December 31, 2000, the securitization facility had borrowings of approximately $150 million, and there were no borrowings on the working capital facility. If CompuCom's effective interest rate were to increase 75 basis points, or 0.75%, CompuCom's interest expense would increase by approximately $1.6 million based on CompuCom's average borrowings during 2000. Our share of this increase would be approximately $0.8 million after deduction for minority interest but before income taxes.

Factors That May Affect Future Results

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. Forward-looking statements in this report and those made from time to time by us through our senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from results anticipated in forward-looking statements are described in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2000. These factors include, but are not limited to, the following:

  . Industry-specific conditions affecting the infrastructure technology business sector in which many of our affiliates operate, such as intense competition, rapid changes in technology and customer demands, frequent new product introductions and shifting distribution channels.

  . Many of our affiliates are early-stage companies with limited operating histories, no historical profits and financing requirements that they may not be able to satisfy. These affiliates may not have operating income or net income in the future and their financial results may vary dramatically from quarter to quarter.

  . We may have problems raising money we need in the future to fund the needs of our affiliates and to make acquisitions of affiliates.

  . We may incur significant costs to avoid investment company status and may suffer adverse consequences if deemed to be an investment company.

  . Our strategy of selling assets of our interests in some of the affiliates that we have acquired and developed is dependent on the strength of the public equity market and on the level of activity in the mergers and acquisitions market in the affiliate's industry, as well as on the requirements of the Federal securities laws regulating the sale of securities.

  . Our financial results are likely to vary dramatically from quarter to quarter depending upon various events. These events include the financial results of our affiliates and the way that the partner companies are reflected in our consolidated financial statements, sales of partner companies or our interests in partner companies and distributions from private equity funds which we manage or in which we have an interest.

  . Our stock price may be subject to significant fluctuation because the value of some of our partner companies fluctuates and because of market conditions generally.